Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (i) of our report dated March 5, 2014 on our audits of the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries and our audits of Flagstar Bancorp, Inc.’s internal control over financial reporting included in the Annual Report on Form 10‑K for the year ended December 31, 2013 and (ii) of our report dated June 30, 2014, appearing in the Annual Report on Form 11-K of Flagstar Bank 401(k) Plan for the year ended December 31, 2013.

/s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
August 22, 2014